FRANKLIN OGELE, P.A.

Attorney at Law

One Gateway Center, Suite 2600

Newark, NJ 07102

Email: fogele@msn.com

Phone (973) 277 4239

Bar Admissions

Fax (862) 772 3985

    New York and New Jersey

October 2, 2016

Board of Directors

Phoenix Realty, Inc.

245 Park Avenue, 39th Fl

New York, New York 10167

To the Board of Directors:

I have acted as counsel to Phoenix Realty, Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 10 million shares of the Company’s Common Stock.

In connection with the opinion contained herein, I have examined the offering statement, the articles of incorporation (as amended) and bylaws, the minutes of meetings of the Company’s board of directors, as well as all other documents necessary to render an opinion.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, I am of the opinion that the common shares being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

I further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ Franklin Ogele

Franklin Ogele

1